UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

VALIDUS HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENTAL PROXY INFORMATION

The information set forth below amends and supplements the definitive proxy statement of Validus Holdings, Ltd. (“Validus”) filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2009 (the “proxy statement”), in connection with the solicitation of proxies to approve the issuance of Validus voting common shares, $0.175 par value per share (the “Validus Shares”), in connection with the acquisition of all of the outstanding common shares, par value $0.01 per share (the “IPC Shares”), of IPC Holdings, Ltd. (“IPC”). Capitalized terms used herein and not otherwise defined shall have the same meaning as the terms used in the proxy statement.

The information contained in this supplement to the proxy statement is incorporated by reference into the proxy statement. To the extent information in this supplement to the proxy statement differs from, updates or conflicts with information contained in the proxy statement, the information in this supplement governs. You should carefully read this entire supplement to the proxy statement and the proxy statement to fully understand the proposed share issuance and related transactions.

FORWARD-LOOKING STATEMENTS

This supplement to the proxy statement may include forward-looking statements, both with respect to Validus and its industry, that reflect Validus’ current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into and to consummate the proposed Acquisition; 2) uncertainty as to the long-term value of Validus Shares; 3) unpredictability and severity of catastrophic events; 4) rating agency actions; 5) adequacy of Validus’ or IPC’s risk management and loss limitation methods; 6) cyclicality of demand and pricing in the insurance and reinsurance markets; 7) Validus’ limited operating history; 8) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 9) adequacy of Validus’ or IPC’s loss reserves; 10) continued availability of capital and financing; 11) retention of key personnel; 12) competition; 13) potential loss of business from one or more major insurance or reinsurance brokers; 14) Validus’ or IPC’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 15) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 16) the integration of Talbot or other businesses we may acquire or new business ventures Validus may start; 17) the effect on Validus’ or IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 18) acts of terrorism or outbreak of war; 19) availability of reinsurance and retrocessional coverage; 20) failure to realize the anticipated benefits of the proposed acquisition, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 21) the outcome of litigation arising from Validus’ offer for IPC, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the SEC. Any forward-looking statements made in this supplement to the proxy statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

VALIDUS INCREASES OFFER FOR IPC SHARES

Validus announced on June 8, 2009 that it has further increased its offer to acquire the outstanding IPC Shares. Validus has delivered a revised offer letter to the board of directors of IPC in which Validus has proposed an amalgamation with IPC pursuant to which Validus would pay per share consideration consisting of 1.1234 Validus Shares and $3.75 in cash, less any applicable withholding tax and without interest. IPC shareholders would receive cash in lieu of any fractional Validus Shares to which they may be entitled. Validus has also delivered a second amendment to the Validus amalgamation agreement (the “Second Amendment”) reflecting the increased offer signed by Validus so that, upon a termination of the Max amalgamation agreement, IPC would have the certainty of Validus’ transaction and would be able to sign the Validus amalgamation agreement. Max has not released IPC from the prohibition in the Max amalgamation agreement that prevents IPC from even discussing the Validus amalgamation offer with Validus.

The increased offer provides IPC shareholders with total consideration of $30.32 per IPC Share, based on the closing price of Validus Shares on June 11, 2009, a 10.5% premium to the closing price of IPC Shares that day and a 24.9% premium based on the respective closing prices of Validus Shares and IPC Shares on March 30, 2009, the last trading day before the announcement of Validus’ initial amalgamation offer to IPC.

Validus is also amending the terms of its exchange offer for all of the outstanding IPC Shares, as well as its previously announced scheme of arrangement, to reflect its increased offer for IPC Shares.

SOURCES OF ADDITIONAL INFORMATION

This supplement to the proxy statement includes information also set forth in documents filed by Validus and IPC with the SEC, and those documents include information about Validus and IPC that is not included in or delivered with this supplement to the proxy statement. You can obtain any of the documents filed by Validus or IPC, as the case may be, with the SEC from the SEC or, without charge, from the SEC’s website at http://www.sec.gov. Validus shareholders also may obtain documents filed by Validus with the SEC free of cost by directing a written or oral request to Validus at:
Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton HM11
Bermuda
Attention: Jon Levenson
(441) 278-9000

Validus will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request. However, Validus cannot ensure that you will receive any such requested information prior to the date of the meeting.

The information concerning IPC presented in this supplement to the proxy statement has been taken from, or is based upon, publicly available information on file with the SEC and other publicly available information. Although Validus has no knowledge that would indicate that statements and information relating to IPC contained in this supplement and the proxy statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of IPC, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

VOTING PROCEDURES

We recognize that time is short before the upcoming Validus special meeting and if you have not yet voted or wish to change your vote, we urge you to vote by phone or through the internet. Instructions on how to vote by phone or through the internet may be found on the enclosed proxy card.

For Shareholders Who Have Not Already Voted

Enclosed for your convenience is a proxy card (and a return envelope) for your use. You may use the proxy card that was previously sent to you with the original proxy statement or you may use the proxy card enclosed with this supplement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all shares in respect of any executed proxy card “FOR” the proposals on the proxy card, all said items being fully described in the notice of the Validus special meeting dated May 26, 2009 and the proxy statement.

With respect to any other matter that properly comes before the Validus special meeting the proxy holders will vote in their discretion and are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the Validus special meeting or any adjournment or postponement thereof.

For Shareholders Who Have Already Voted

We have enclosed a proxy card (and a return envelope) for your use, in case you wish to change your vote. If you have already submitted your proxy and you do not wish to change your vote, you do not need to return this proxy card. If we receive the enclosed proxy card, duly executed and dated, prior to the date of the Validus special meeting, any proxy previously granted by you will be, without further action on your part, revoked, and the enclosed proxy card will be voted as indicated.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all shares in respect of any executed proxy card “FOR” the proposals on the proxy card, all said items being fully described in the notice of the Validus special meeting dated May 26, 2009 and the proxy statement.

With respect to any other matter that properly comes before the Validus special meeting the proxy holders will vote in their discretion and are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the Validus special meeting or any adjournment or postponement thereof.

For Shareholders Who Wish To Revoke Their Previously Submitted Proxy

You may change your vote or revoke your proxy at any time before your proxy is voted at the Validus special meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Validus (Attention: General Counsel) at 19 Par-La-Ville Road, Hamilton, HM11, Bermuda, a written notice of revocation of your proxy; (2) delivering to Validus an authorized proxy bearing a later date (including a proxy by telephone or over the Internet); or (3) attending the Validus special meeting and voting in person as described in the proxy statement under the question entitled “How can I vote my shares at the Validus special meeting?”. Attendance at the Validus special meeting in and of itself, without voting in person at the Validus special meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you should follow the instructions of your bank, broker or other nominee or, if you have obtained a valid proxy or power of attorney from the bank, broker or other nominee that holds your shares (and who has received a “legal proxy,” with a power of subdelegation, from the shareholder of record as of the record date) giving you the right to vote your shares at the Validus special meeting, by attending the Validus special meeting and voting in person.

If you have any questions or need assistance, please contact:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Please Call Toll Free: (888) 274-5146
Email inquiries: validus@georgeson.com

This supplement is dated June 12, 2009, and is first being mailed to shareholders on or about June 12, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IPC

The selected historical consolidated financial data of IPC set forth below has been updated to include diluted book value per common share at March 31, 2009 and March 31, 2008.

The following disclosure is taken from IPC’s quarterly report on Form 10-Q for the three months ended March 31, 2009 (the “IPC 10-Q”) and IPC’s annual report on Form 10-K for the year ended December 31, 2008 (the “IPC 10-K”), except in respect of diluted book value per common share (as discussed in footnote 5 below). See Sources of Additional Information above.

Set forth below is certain selected historical consolidated financial data relating to IPC. The financial data has been derived from the IPC 10-Q, which is incorporated by reference into the proxy statement, and the IPC 10-K, which is incorporated by reference into the proxy statement. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the IPC 10-Q and the IPC 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in other documents filed by IPC with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See Where You Can Find More Information on page 108 of the proxy.

	Three months ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except share and per share amounts)

Statement of Income (Loss) Data:
Gross premiums written	$234,610	$197,875	$403,395	$404,096	$429,851	$472,387	$378,409
Net premiums earned	98,708	89,697	387,367	391,385	397,132	452,522	354,882
Net investment income	21,866	23,874	94,105	121,842	109,659	71,757	51,220
Net (losses) gains on investments	(35,572)	(6,020)	(168,208)	67,555	12,085	(10,556)	5,946
Other income	7	26	65	1,086	3,557	5,234	4,296
Net loss and loss adjustment expenses incurred	39,109	5,324	155,632	124,923	58,505	1,072,662	215,608
Net acquisition costs	9,838	8,674	36,429	39,856	37,542	39,249	37,682
General and administrative expenses	24,281	7,079	26,314	30,510	34,436	27,466	23,151
Interest expense	383	—	2,659	—	—	—	—
Net foreign exchange loss (gain)	3,146	(303)	1,848	1,167	(2,635)	2,979	1,290
Net income (loss)	$8,252	$86,803	$90,447	$385,412	$394,585	$(623,399)	$138,613
Preferred dividend	—	4,234	14,939	17,128	17,176	2,664	—
Net income (loss), available to common shareholders	$8,252	$82,569	$75,508	$368,284	$377,409	$(626,063)	$138,613
Net income (loss) per common share(1)	$0.15	$1.31	$1.45	$5.53	$5.54	$(12.30)	$2.87
Weighted average shares outstanding(1)	55,916,256	66,182,883	59,301,939	69,728,229	71,212,287	50,901,296	48,376,865
Cash dividend per common share	$0.22	$0.22	$0.88	$0.80	$0.64	$0.88	$0.88
Other Data:
Loss and loss adjustment expense ratio(2)	39.6%	5.8%	40.2%	31.9%	14.7%	237.0%	60.8%
Expense ratio(2)	34.6%	17.1%	16.2%	18.0%	18.1%	14.8%	17.1%
Combined ratio(2)	74.2%	22.9%	56.4%	49.9%	32.8%	251.8%	77.9%
Return on average equity(3)	1.8%	15.5%	4.2%	20.1%	24.0%	(38.0)%	8.6%

	Three months ended March 31,		Year Ended December 31,
	2009	2008	2008		2007	2006	2005	2004
	(Dollars in thousands, except share and per share amounts)

Balance Sheet Data (at end of period):
Total cash and investments	$2,189,966	$2,475,860	$2,235,187		$2,473,244	$2,485,525	$2,560,146	$1,901,094
Reinsurance premiums receivable	199,241	161,474	108,033		91,393	113,811	180,798	85,086
Total assets	2,453,085	2,712,037	2,388,688		2,627,691	2,645,429	2,778,281	2,028,290
Reserve for losses and loss adjustment expenses	354,467	355,276	355,893		395,245	548,627	1,072,056	274,463
Unearned premiums	219,641	181,889	85,473		75,980	80,043	66,311	68,465
Total liabilities	603,611	563,904	537,741		501,946	654,474	1,161,881	359,851
Total shareholders’ equity	$1,849,474	$2,148,133	$1,850,947		$2,125,745	$1,990,955	$1,616,400	$1,668,439
Diluted book value per common share(4)	$33.05	$33.26	$32.85	(5)	$32.42	$27.94	$22.26	$34.44

NA — Not available

(1)	Net income per common share is calculated upon the weighted average number of common shares outstanding during the relevant year. The weighted average number of shares includes common shares and the dilutive effect of employee stock options and stock grants, using the treasury stock method and convertible preferred shares. The net loss per common share for the year ended December 31, 2005 is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of employee stock options, stock grants and convertible preferred shares. The net income per common share for the year ended December 31, 2008 is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of stock-based compensation and convertible preferred shares.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annual net income (loss), available to common shareholders divided by the average of the common shareholders’ equity, which is total shareholders’ equity, excluding convertible preferred shares, on the first and last day of the respective year.

(4)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation, calculated using the treasury stock method. At December 31, 2008 the average weighted number of shares outstanding, including the dilutive effect of employee stock-based compensation and convertible preferred shares (which were converted on November 15, 2008) using the treasury stock method was 59,301,939.

(5)	IPC reported diluted book value per common share as $33.07 in IPC’s annual report on Form 10-K for the year ended December 31, 2008 and amended it to $32.85 in an amendment to the IPC/Max S-4 filed with the SEC on April 13, 2009.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA INFORMATION

The unaudited pro forma financial information set forth below has been updated to reflect the terms of Validus’ increased offer for the IPC Shares.

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of IPC might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus.

The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the IPC 10-Q and the IPC 10-K, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009. For a summary of the proposed business combination contemplated by the Acquisition, see the section of the proxy statement entitled “The Acquisition,” as supplemented by the section of this supplement to the proxy statement entitled “Validus Increases Offer for IPC Shares” above.

The following table presents unaudited condensed consolidated pro forma balance sheet data at March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the Acquisition as if it had occurred at March 31, 2009.

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Assets
Fixed maturities, at fair value	$2,644,496	$1,772,805	$—		$4,417,301
Short-term investments, at fair value	282,363	—	—		282,363
Equity investments, at fair value	—	295,091	—		295,091
Cash and cash equivalents	535,798	122,070	(288,084)	3(a) 3(b), 4	369,784

Total investments and cash	3,462,657	2,189,966	(288,084)		5,364,539
Premiums receivable	600,943	199,241	(160)	3(e)	800,024
Deferred acquisition costs	143,510	23,302	—		166,812
Prepaid reinsurance premiums	59,510	3,585	(199)	3(e)	62,896
Securities lending collateral	99,727	—	—		99,727
Loss reserves recoverable	204,197	4,274	—		208,471
Paid losses recoverable	4,438	—	—		4,438
Accrued investment income	20,511	27,907	—		48,418
Current taxes recoverable	1,244	—	—		1,244
Intangible assets	126,177	—	—		126,177
Goodwill	20,393	—	—		20,393
Other assets	19,491	4,810	—		24,301

Total assets	$4,762,798	$2,453,085	$(288,443)		$6,927,440

Liabilities
Unearned premiums	$795,233	$219,641	$(199)	3(e)	$1,014,675
Reserve for losses and loss expense	1,318,732	354,467	—		1,673,199
Reinsurance balances payable	66,180	4,483	(160)	3(e)	70,503
Deferred taxation	20,914	—	—		20,914
Securities lending payable	105,369	—	—		105,369
Net payable for investments purchased	57,434	—	—		57,434
Accounts payable and accrued expenses	71,650	25,020	—		96,670
Debentures payable	304,300	—	—		304,300

Total liabilities	2,739,812	603,611	(359)		3,343,064

Shareholders’ equity
Ordinary shares	13,271	561	10,547	3(a) 3(c) 3(d)	24,379
Additional paid-in capital	1,419,602	1,091,491	418,254	3(a) 3(c) 3(d)	2,929,347
Accumulated other comprehensive loss	(8,054)	(876)	876	3(d)	(8,054)
Retained earnings	598,167	758,298	(717,761)	3(b) 3(d) 3(f)	638,704

Total shareholders’ equity	2,022,986	1,849,474	(288,084)		3,584,376

Total liabilities and shareholders’ equity	$4,762,798	$2,453,085	$(288,443)		$6,927,440

Common shares outstanding	75,828,922	55,948,821	62,857,608		138,686,530
Common shares and common share equivalents outstanding	90,317,793	57,008,096	64,047,597		154,365,390
Book value per share	$26.68	$33.06		8	$25.85

Diluted book value per share	$24.65	$32.75		8	$24.65

Diluted tangible book value per share	$23.03	$32.75			$23.70

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the Acquisition as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings, Ltd.	Holdings, Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$1,362,484	$403,395	$(251)	3(e), 5	$1,765,628
Reinsurance premiums ceded	(124,160)	(6,122)	251	3(e)	(130,031)

Net premiums written	1,238,324	397,273	—		1,635,597
Change in unearned premiums	18,194	(9,906)	—		8,288

Net premiums earned	1,256,518	387,367	—		1,643,885
Net investment income	139,528	94,105	(11,321)	3(b)	222,312
Realized gain on repurchase of debentures	8,752	—	—		8,752
Net realized (losses) gains on investments	(1,591)	(168,208)	—		(169,799)
Net unrealized (losses) gains on investments	(79,707)	—	—		(79,707)
Other income	5,264	65	—		5,329
Foreign exchange losses	(49,397)	(1,848)	—		(51,245)

Total revenues	1,279,367	311,481	(11,321)		1,579,527
Expenses
Losses and loss expense	772,154	155,632	—	6	927,786
Policy acquisition costs	234,951	36,429	—		271,380
General and administrative expenses	123,948	20,689	—		144,637
Share compensation expense	27,097	5,625	—		32,722
Finance expenses	57,318	2,659	—		59,977

Total expenses	1,215,468	221,034	—		1,436,502

Income before taxes	63,899	90,447	(11,321)		143,025
Income tax expense	(10,788)	—	—		(10,788)

Income after taxes	$53,111	$90,447	$(11,321)		$132,237

Preferred dividend and warrant dividend	6,947	14,939	(14,939)	3(g)	6,947
Net income available to common shareholders	$46,164	$75,508	$3,618		$125,290

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	74,677,903	52,124,034	62,858,724		137,536,627
Diluted	75,819,413	59,301,939	63,475,780		139,295,193
Basic earnings per share	$0.62	$1.45		7	$0.91

Diluted earnings per share	$0.61	$1.45		7	$0.90

The following table sets forth unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the Acquisition as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$609,892	$234,610	$(265)	3(e), 5	$844,237
Reinsurance premiums ceded	(72,512)	(3,154)	265	3(e)	(75,401)

Net premiums written	537,380	231,456	—		768,836
Change in unearned premiums	(218,621)	(132,748)	—		(351,369)

Net premiums earned	318,759	98,708	—		417,467
Net investment income	26,772	21,866	(2,290)	3(b)	46,348
Net realized (losses) gains on investments	(23,421)	(35,572)	—		(58,993)
Net unrealized (losses) gains on investments	22,153	—	—		22,153
Other income	757	7	—		764
Foreign exchange gains (losses)	(4,200)	(3,146)	—		(7,346)

Total revenues	340,820	81,863	(2,290)		420,393
Expenses
Losses and loss expense	131,834	39,109	—	6	170,943
Policy acquisition costs	61,449	9,838	—		71,287
General and administrative expenses	38,079	21,792	(13,800)	3(b)	46,071
Share compensation expense	7,354	2,489	—		9,843
Finance expenses	7,723	383	—		8,106

Total expenses	246,439	73,611	(13,800)		306,250

Income before taxes	94,381	8,252	11,510		114,143
Income tax credit	526	—	—		526

Income after taxes	$94,907	$8,252	$11,510		$114,669

Preferred dividend and warrant dividend	1,736	—	—		1,736

Net income available to common shareholders	$93,171	$8,252	$11,510		$112,933

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	75,744,577	55,903,740	62,857,608		138,602,185
Diluted	79,102,643	55,916,256	63,474,663		142,577,306
Basic earnings per share	$1.23	$0.15		7	$0.81

Diluted earnings per share	$1.20	$0.15		7	$0.80

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data)

1.	Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the Acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and three months ended March 31, 2009. The unaudited condensed consolidated pro forma financial information has been prepared by Validus’ management and is based on Validus’ historical consolidated financial statements and IPC’s historical consolidated financial statements. Certain amounts from IPC’s historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records or discussion with the IPC management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of IPC data to conform to the Validus presentation may also be required.

This unaudited condensed consolidated pro forma financial information is prepared in conformity with US GAAP. The unaudited condensed consolidated pro forma balance sheet as of March 31, 2009 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 have been prepared using the following information:

(a) Audited historical consolidated financial statements of Validus as of December 31, 2008 and for the year ended December 31, 2008;

(b) Audited historical consolidated financial statements of IPC as of December 31, 2008 and for the year ended December 31, 2008;

(c) Unaudited historical consolidated financial statements of Validus as of March 31, 2009 and for the three months ended March 31, 2009;

(d) Unaudited historical consolidated financial statements of IPC as of March 31, 2009 and for the three months ended March 31, 2009;

(e) Such other known supplementary information as considered necessary to reflect the Acquisition in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the Acquisition under the purchase method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Acquisition and the allocation of the final purchase price of IPC will depend on a number of factors, including additional financial information available at such time, changes in values and changes in IPC’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the Acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the Acquisition. In addition, the unaudited condensed consolidated pro forma financial information does not include any additional expenses that may result from the Acquisition. Estimated costs of the transaction as well as the benefit of the negative goodwill have been reflected in

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

the unaudited condensed consolidated pro forma balance sheets, but have not been included on the pro forma income statement due to their non-recurring nature.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the IPC 10-Q and the IPC 10-K, as filed with the SEC.

2.	Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”) which are effective for business combinations for which the Acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. On April 1, 2009 the FASB finalized and issued FSP FAS 141(R)-1 which amended and clarified FAS 141 (R) and is effective for business combinations whose Acquisition date is on or after January 1, 2009.

FSP FAS 141(R)-1 has amended FAS 141(R)’s guidance on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets acquired and liabilities assumed in a business combination that arise from contingencies.

Significant changes arising from FAS 141 (R) and FSP FAS 141(R)-1 which will impact any future acquisitions include the determination of the purchase price and treatment of transaction expenses, restructuring charges and negative goodwill as follows:

•	Purchase Price — Under FAS 141(R), the purchase price is determined as of the acquisition date, which is the date that the acquirer obtains control. Previously, the date the business combination was announced was used as the effective date in determining the purchase price;

•	Transactions Expenses — Under FAS 141(R), all costs associated with purchase transactions must be expensed as incurred. Previously, all such costs could be capitalized and included as part of transaction purchase price, adding to the amount of goodwill recognized;

•	Restructuring Costs — Under FAS 141(R), expected restructuring costs are not recorded at the closing date, but rather after the transaction. The only costs to be included as a liability at the closing date are those for which an acquirer is obligated at the time of the closing. Previously, restructuring costs that were planned to occur after the closing of the transaction were recognized and recorded at the closing date as a liability;

•	Negative Goodwill/Bargain Purchases — Under FAS 141(R), where total fair value of net assets acquired exceeds consideration paid (creating “negative goodwill”), the acquirer will record a gain as a result of the bargain purchase, to be recognized through the income statement at the close of the transaction. Previously, negative goodwill was recognized as a pro rata reduction of the assets assumed to allow the net assets acquired to equal the consideration paid; and

•	Noncontrolling Interests — Under FAS 141(R), in a partial or step acquisition where control is obtained, 100% of goodwill and identifiable net assets are recognized at fair value and the noncontrolling (sometimes called minority interest) interest is also recorded at fair value. Previously, in a partial acquisition only the controlling interest’s share of goodwill was recognized, the controlling interest’s share of identifiable net assets was recognized at fair value and the noncontrolling interest’s share of identifiable net assets was recognized at carrying value. Under FAS 160, a noncontrolling interest is now recognized in the equity section, presented separately from the controlling interest’s equity. Previously, noncontrolling interest in general was recorded in the mezzanine section.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

3.	Purchase Adjustments

On April 30, 2009, Validus announced a three-part plan to acquire IPC. The three-part plan involves (1) soliciting IPC shareholders to vote against the Proposed Max Amalgamation, (2) commencing an Exchange Offer for all IPC Shares and (3) petitioning the Supreme Court of Bermuda to approve a Scheme of Arrangement under Bermuda law. If the Acquisition is consummated, former IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus. Validus intends, promptly following the Scheme of Arrangement or Exchange Offer and the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act.

On June 8, 2009, Validus announced that it delivered an improved offer to the Board of Directors of IPC for the amalgamation of Validus and IPC. Under the improved offer, IPC shareholders will receive $3.75 in cash and 1.1234 Validus Shares for each IPC Share. The improved offer provides IPC shareholders with a total consideration of $30.67 per IPC share based on Validus’ closing price on Friday, June 5, 2009.

In connection with the Acquisition, transaction costs currently estimated at $40,000 will be incurred and expensed. Of this amount, $20,000 relates to Validus expenses as set forth in “The Acquisition — Sources of Funds, Fees and Expenses” and $20,000 is our estimate of IPC’s expenses based on the IPC/Max S-4. In addition, upon termination of the Max Amalgamation Agreement, the Max Termination Fee will be incurred and expensed. The data in the following sentence is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-Q, where such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented. Approximately $13.8 million of expenses, including legal and financial advisory services, were associated with IPC’s strategic initiatives designed to increase shareholder value and which resulted in the Max Amalgamation Agreement. Therefore, Validus is estimating that approximately $13,800 of the estimated $40,000 total transaction costs have been incurred and expensed by IPC in the three months ended March 31, 2009.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of IPC between March 31, 2009 and the effective date of the Acquisition. Validus expects to make such adjustments at the effective date of the Acquisition. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

The share prices for both Validus and IPC used in determining the preliminary estimated purchase price are based on the closing share prices on June 5, 2009 (the last trading day prior to the announcement of the increased offer). The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price
IPC Shares outstanding as of May 8, 2009	55,948,821
IPC Shares issued pursuant to option exercises	4,186
IPC Shares issued following vesting of restricted shares, RSUs and PSUs	549,275

Total IPC Shares and share equivalents prior to transaction	56,502,282
Exchange ratio	1.1234

Total Validus Shares to be issued	63,474,664
Validus closing share price on June 5, 2009	$23.96

Total value of Validus Shares to be issued	$1,520,853

Total cash consideration paid at $3.75 per IPC share	$211,884

Total purchase price	$1,732,737

The allocation of the purchase price is as follows:

Allocation of Purchase Price
IPC shareholders’ equity(b)	$1,849,474
Total purchase price(a)	$1,732,737

Negative goodwill (a — b)	$116,737

(a)	In connection with the Acquisition, 63,474,664 shares are expected to be issued for all of IPC’s common shares, common shares issued pursuant to option exercises, and common shares issued following vesting of restricted shares, restricted share units and preferred share units resulting in additional share capital of $11,108 and Additional Paid-In Capital of $1,509,745. In addition, cash consideration of $3.75 per IPC share, or $211,884 in total, is expected to be paid to IPC shareholders.

(b)	It is expected that total transaction costs currently estimated at $40,000 and the Max termination fee of $50,000 will be incurred and expensed by the consolidated entity. Based on an expected investment return of 3.75% per annum, investment income of $11,321 would have been foregone during the year end December 31, 2008 had these payments of $301,884 been made.

The data in the following sentence is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-Q, where such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented. Approximately $13.8 million of expenses, including legal and financial advisory services, were associated with IPC’s strategic initiatives, designed to increase shareholder value, and which resulted in the Max Amalgamation Agreement. Therefore, Validus is estimating that approximately $13,800 of the estimated $40,000 total transaction costs have been incurred and expensed by IPC in the three months ended March 31, 2009. These expenses have been eliminated from the unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009. In addition, an adjustment of $76,200 was recorded to cash and to retained earnings as at March 31, 2009 to reflect the remaining transaction costs and Max termination fee. Based on an expected investment return of 3.18% per annum, investment income of $2,290 would have been foregone during the three months ended March 31, 2009 had these remaining payments of $288,084 been made.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(c)	Employees of IPC hold 522,000 options to purchase IPC Shares. These options would vest upon a change in control, and would be exercisable. The exercise price range of these options is from $13 to $49, with a weighted average of $34.40. It is expected that 4,186 net shares would be issued upon exercise of these options.

(d)	Elimination of IPC’s Ordinary Shares of $561, Additional Paid in Capital of $1,091,491, Accumulated Other Comprehensive Loss of $876 and Retained Earnings of $758,298.

(e)	A related party balance of $265 for the three months ended March 31, 2009 and $251 for the year ended December 31, 2008 representing reinsurance ceded to IPC by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $199 and premiums receivable and reinsurance balances payable of $160 have been eliminated from the pro forma balance sheet.

(f)	The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, the carrying value of assets and liabilities in IPC’s financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited pro forma consolidated financial statements. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141(R), Business Combinations (“FAS 141(R)”) This Statement defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $116,737 has been recorded as a credit to retained earnings as upon completion of the Acquisition negative goodwill will be treated as a gain in the consolidated statement of operations.

(g)	On November 15, 2008, IPC’s 9,000,000 Series A Mandatory Convertible preferred shares automatically converted pursuant to their terms into 9,129,600 common shares. Therefore, dividends of $14,939 on these preferred shares of IPC have been eliminated from the unaudited pro forma results of operations for the year ended December 31, 2008.

(h)	The share prices of both Validus and IPC used in preparing these unaudited condensed consolidated pro forma financial statements are based on the closing share prices on June 5, 2009, and were $23.96 and $27.93, respectively. As of June 11, 2009, the share prices were $23.65 and $27.45, respectively. The effect of using the June 11, 2009 closing share price in preparation of these unaudited condensed consolidated pro forma financial statements would have resulted in an entry to additional paid in capital of $19,681 reflecting reduced purchase price and an offsetting entry to retained earnings of $19,681 reflecting additional negative goodwill. Using June 11, 2009 share prices would have had no effect on calculation of book value per share, diluted book value per share, basic earnings per share and diluted earnings per share.

4.	Adjustments to cash and cash equivalents

The Acquisition will result in the payment of cash and cash equivalents by IPC of $56,200 and by Validus of $231,884

The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the Acquisition are as follows:

Sources of funds
IPC cash and cash equivalents	$56,200
Validus cash and cash equivalents	231,884

Total	$288,084

Uses of funds
Cash consideration for IPC shares	$211,884
IPC transaction costs	6,200
Validus transaction costs	20,000
Max termination fee	50,000

Total	$288,084

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

5.	Gross Premiums Written

IPC did not disclose gross premiums written by class of business in the IPC 10-Q. Therefore, a table of gross premiums written by Validus, IPC and pro forma combined cannot be presented.

The following table sets forth the gross premiums written for the year ended December 31, 2008 by Validus, IPC and pro forma combined:

Validus Re	Validus	IPC(a)	Purchase Adjustments	Combined

Property Cat XOL(b)	$328,216	$333,749	$—	$661,965
Property Per Risk XOL	54,056	10,666	—	64,722
Property Proportional(c)	110,695	—	—	110,695
Marine	117,744	—	—	117,744
Aerospace	39,323	18,125	(151)	57,297
Life and A&H	1,009	—	—	1,009
Financial Institutions	4,125	—	—	4,125
Other	—	8,318	(100)	8,218
Terrorism	25,502	—	—	25,502
Workers’ Comp	7,101	—	—	7,101

Total Validus Re Segment	687,771	370,858	(251)	1,058,378

Talbot
Property	152,143	—	—	152,143
Marine	287,694	—	—	287,694
Aviation & Other	40,028	—	—	40,028
Accident & Health	18,314	—	—	18,314
Financial Institutions	42,263	—	—	42,263
War	128,693	—	—	128,693
Contingency	22,924	—	—	22,924
Bloodstock	16,937	—	—	16,937

Total Talbot Segment	708,996	—	—	708,996

Intersegment revenue
Property	(21,724)	—	—	(21,724)
Marine	(8,543)	—	—	(8,543)
Specialty	(4,016)	—	—	(4,016)

Total Intersegment Revenue Eliminated	(34,283)	—	—	(34,283)

Adjustments for reinstatement premium	—	32,537	—	32,537

Total	$1,362,484	$403,395	$(251)	$1,765,628

(a)	For IPC, this includes annual (deposit) and adjustment premiums. Excludes reinstatement premiums of $32,537 which are not classified by class of business by IPC.

(b)	For Validus, Cat XOL is comprised of Catastrophe XOL, Aggregate XOL, RPP, Per Event XOL, Second Event and Third Event covers. For IPC, this includes Catastrophe XOL and Retrocessional.

(c)	Proportional is comprised of Quota Share and Surplus Share.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

6.	Selected Ratios

Selected ratios of Validus, IPC and pro forma combined are as follows:

	Year Ended			Three Months Ended
	December 31, 2008			March 31, 2009
			Pro forma			Pro forma
	Validus	IPC	combined	Validus	IPC	combined

Losses and loss expenses ratios	61.5%	40.2%	56.4%	41.4%	39.6%	40.9%
Policy acquisition costs ratios	18.7	9.4	16.5	19.3	10.0	17.1
General and administrative cost ratios	12.0	6.8	10.8	14.3	24.6	13.4

Combined ratio	92.2%	56.4%	83.7%	75.0%	74.2%	71.4%

(a)	Factors affecting the losses and loss expense ratio for the year ended December 31, 2008

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 61.5%. During the year ended December 31, 2008, the frequency and severity of worldwide losses that materially affected Validus’ losses and loss expense ratio increased. During the year ended December 31, 2008, Validus incurred $260,567 and $22,141 of loss expense attributable to Hurricanes Ike and Gustav, which represent 20.7 and 1.8 percentage points of the losses and loss expense ratio, respectively. Other notable loss events added $45,895 of 2008 loss expense or 3.7 percentage points of the losses and loss expense ratio bringing the total effect of aforementioned events on the 2008 losses and loss expense ratio to 26.2 percentage points. Favorable loss development on prior years totaled $69,702. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the year ended December 31, 2008 by 5.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 40.2%. IPC incurred net losses and loss adjustment expenses of $155.6 million for the year ended December 31, 2008. Total net losses for the year ended December 31, 2008 relating to the current year were $206.6 million, while reductions to estimates of ultimate net loss for prior year events were $50.9 million. During 2008, IPC’s incurred losses included: $23.0 million from the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, and Windstorm Emma that affected parts of Europe, which all occurred in the first quarter of 2008; $10.5 million from the flooding in Iowa in June and tornadoes that affected the mid-west United States in May 2008; together with $160.0 million from Hurricane Ike and $7.6 million from Hurricane Gustav, which both occurred in September 2008. The impact on IPC’s 2008 losses and loss expense ratio from these events was 51.9 percentage points. The losses from these events were partly offset by reductions to IPC’s estimates of ultimate loss for a number of prior year events, including $11.0 million for Hurricane Katrina, $18.6 million for the storm and flooding that affected New South Wales, Australia in 2007 and $22.8 million for the floods that affected parts of the U.K. in June and July 2007. The cumulative $52.4 million of favorable loss reserve development benefited the IPC’s losses and loss expense ratio for the year ended December 31, 2008 by 13.5 percentage points.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(b)	Factors affecting the losses and loss expense ratio for the three months ended March 31, 2009

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 41.4%. During the three months ended March 31, 2009, Validus incurred $6,889 and $6,625 of loss expense attributable to Windstorm Klaus and Australian wildfires, respectively, which represent 2.2 and 2.1 percentage points of the losses and loss expense ratio, respectively. Favorable loss development on prior years totaled $8,079. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the months ended March 31, 2009 by 2.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-Q. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 39.6%. In the quarter ended March 31, 2009, IPC incurred net losses and loss adjustment expenses of $39.1 million, compared to $5.3 million in the first quarter of 2008. Net losses incurred in the first quarter of 2009 included $15.0 million from Winter Storm Klaus that affected southern France and $13.3 million from the bushfires in south eastern Australia, as well as net adverse development to their estimates of ultimate losses for several prior year events. The impact on IPC’s losses and loss expense ratio from these events was 28.7 percentage points.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

7.	Earnings per Common Share

(a) Pro forma earnings per common share for the year ended December 31, 2008 and the three months ended March 31, 2009 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 7(b) below. The historical weighted average number of common shares outstanding of Validus was 74,677,903 and 75,819,413 basic and diluted, respectively, for the year ended December 31, 2008 and 75,744,577 and 79,102,643 basic and diluted, respectively, for the three months ended March 31, 2009.

(b) The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008 and three months ended March 31, 2009, after giving effect to the exchange of shares as if the Exchange Offer had been issued and outstanding for the whole year, is 137,536,627 and 139,295,193, basic and diluted, and 138,602,185 and 142,577,306, basic and diluted, respectively.

(c) In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and which ever is more dilutive is included into the calculation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income	$94,907	$114,669

Weighted average shares — basic ordinary shares outstanding	75,744,577	138,602,185
Share Equivalents	—	—
Warrants	2,307,094	2,307,094
Restricted Shares	683,468	1,300,523
Options	367,504	367,504

Weighted average shares — diluted	79,102,643	142,577,306
Basic earnings per share	$1.23	$0.81

Diluted earnings per share	$1.20	$0.80

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2008:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income available to common shareholders	$46,164	$125,290

Weighted average shares — basic ordinary shares outstanding	74,677,903	137,536,627
Share equivalents
Warrants	—	—
Restricted Shares	1,004,809	1,621,865
Options	136,701	136,701

Weighted average shares — diluted	75,819,413	139,295,193
Basic earnings per share	$0.62	$0.91

Diluted earnings per share	$0.61	$0.90

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

8.	Book Value per Share

Validus calculates diluted book value per share using the “as-if-converted” method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, IPC calculates diluted book value per share using the “treasury stock” method, where proceeds received upon exercise of warrants and stock options would be used by IPC to repurchase shares from the market, with the net common shares from exercise remaining outstanding. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, IPC’s diluted book value per share has been recalculated based on the “as-if-converted” method to be consistent with Validus’ calculation.

The following table sets forth the computation of book value and diluted book value per share adjusted for the Acquisition as of March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated
Book value per common share calculation
Total shareholders’ equity	$2,022,986	$3,584,376
Shares	75,828,922	138,686,530

Book value per common share	$26.68	$25.85

Diluted book value per common share calculation
Total Shareholders’ equity	$2,022,986	$3,584,376
Proceeds of assumed exercise of outstanding warrants	$152,316	$152,316
Proceeds of assumed exercise of outstanding stock options	$50,969	$68,709
Unvested restricted shares	—	—

	$2,226,271	$3,805,401

Shares	75,828,922	138,686,530
Warrants	8,680,149	8,680,149
Options	2,795,868	3,368,802
Unvested restricted shares	3,012,854	3,629,909

	90,317,793	154,365,390

Diluted book value per common share	$24.65	$24.65

9.	Capitalization

The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at March 31, 2009, adjusted for the Acquisition:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated
Total debt
Borrowings drawn under credit facility	$—	$—
Debentures payable	304,300	304,300

Total debt	$304,300	$304,300

Total capitalization
Total shareholders’ equity	$2,022,986	$3,584,376
Borrowings drawn under credit facility	—	—
Debentures payable	304,300	304,300

Total capitalization	$2,327,286	$3,888,676

Total debt to total capitalization	13.1%	7.8%
Debt (excluding debentures payable) to total capitalization	0.0%	0.0%

COMPARATIVE PER SHARE DATA

The comparative per share data set forth below has been updated to reflect the terms of Validus’ increased offer for the IPC Shares.

The IPC historical per share data is taken from the IPC/Max S-4. See Sources of Additional Information above. The pro forma combined data is taken from the Unaudited Condensed Consolidated Pro Forma Financial Information above.

The historical earnings per share, dividends, and book value of Validus and IPC shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the Acquisition using the purchase method of accounting as if the Acquisition had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the Acquisition had been completed on December 31, 2008 and March 31, 2009.

The historical earnings per share, dividends, and book value of Validus and IPC shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the Acquisition using the purchase method of accounting as if the Acquisition had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the Acquisition had been completed on December 31, 2008 and March 31, 2009. You should read this information in conjunction with the historical financial information of Validus and of IPC included or incorporated elsewhere in the proxy statement, including Validus’ and IPC’s financial statements and related notes. The unaudited pro forma data is not necessarily indicative of actual results had the Acquisition occurred during the periods indicated. The unaudited pro forma data is not necessarily indicative of future operations of Validus.

This pro forma information is subject to risks and uncertainties, including those discussed in Risk Factors in the proxy statement.

	Per share data at or for the
	year ended December 31, 2008
			Validus
	Historical	Historical	Pro Forma	Equivalent Per		IPC Max
	Validus	IPC	combined	IPC Share(1)		Pro Forma(3)

Basic earnings per common share	$0.62	$1.45	$0.91	$1.02		$(0.72)
Diluted earnings per common share	$0.61	$1.45	$0.90	$1.01		$(0.72)
Cash dividends declared per common share	$0.80	$0.88	$0.80	$0.90		$0.73
Book value per common share	$25.64	$33.00	$25.19	$32.05	(2)	$32.88 (5)
Diluted book value per common share	$23.78	$32.85 (4)	$24.06	$30.78	(2)	NA

	Per share data at or for the
	three months ended March 31, 2009
			Validus
	Historical	Historical	Pro Forma	Equivalent Per		IPC Max
	Validus	IPC	combined	IPC Share(1)		Pro Forma(3)

Basic earnings per common share	$1.23	$0.15	$0.81	$0.91		$0.82
Diluted earnings per common share	$1.20	$0.15	$0.80	$0.90		$0.82
Cash dividends declared per common share	$0.20	$0.22	$0.20	$0.22		$0.19
Book value per common share (at period end)	$26.68	$33.06	$25.85	$32.79	(2)	$32.93 (5)
Diluted book value per common share	$24.65	$32.73	$24.65	$31.44	(2)	NA

(1)	Equivalent per share amounts are calculated by multiplying Validus pro forma per share amounts by the Acquisition exchange ratio of 1.1234.

(2)	For purposes of calculating equivalent per IPC share values for book value per common share and diluted book value per common share, the $3.75 per common share cash consideration is added to the equivalent per share amounts.

(3)	Source: IPC/Max Joint Proxy Statement/Prospectus Supplement dated June 4, 2009 at p. S-19.

(4)	IPC reported diluted book value per common share as $33.07 in the IPC 10-K and amended it to $32.85 in an amendment to the IPC/Max S-4 filed with the SEC on April 13, 2009.

(5)	Book value per common share per Proxy Statement/Prospectus Supplement at p. S-19, adjusted by adding $2.50 to reflect the special dividend and post-closing dividend.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The comparative market price and dividend information set forth below has been updated to reflect share prices through June 11, 2009 and to reflect the terms of Validus’ increased offer for the IPC Shares.

Validus’ and IPC’s Shares are quoted on the NYSE and NASDAQ, respectively, under the ticker symbol “VR” and “IPCR,” respectively. The following table sets forth the high and low closing prices per share of Validus Shares and IPC Shares for the periods indicated (commencing, in the case of Validus, from Validus’ initial public offering on July 25, 2007) as reported on the consolidated tape of the NYSE or NASDAQ Global Select Market, as applicable, as well as cash dividends per common share, as reported in the Validus 10-K and IPC’s annual report on Form 10-K for the year ended December 31, 2008, respectively, with respect to the years 2007 and 2008, and thereafter as reported in publicly available sources. The IPC dividend information was taken from the IPC/Max S-4. See Sources of Additional Information above.

	Validus			IPC
	High	Low	Dividend	High	Low	Dividend

Year ended December 31, 2009
First Quarter	$26.30	$21.25	$0.20	$30.25	$20.89	$0.22
Second Quarter (through June 11, 2009)	$24.55	$21.55	N/A	$27.93	$24.55	N/A
December 31, 2008
First Quarter	$26.22	$23.00	$0.20	$28.25	$24.82	$0.22
Second Quarter	$23.72	$20.11	$0.20	$30.38	$26.55	$0.22
Third Quarter	$24.70	$20.00	$0.20	$33.00	$26.58	$0.22
Fourth Quarter	$26.16	$14.84	$0.20	$29.90	$19.52	$0.22
Year ended December 31, 2007
First Quarter	N/A	N/A	N/A	$31.53	$27.82	$0.20
Second Quarter	N/A	N/A	N/A	$32.53	$28.57	$0.20
Third Quarter	$25.28	$21.11	N/A	$33.01	$24.01	$0.20
Fourth Quarter	$26.59	$24.73	N/A	$30.13	$26.87	$0.20

The following table sets out the trading information for Validus Shares and IPC Shares on March 30, 2009, the last full trading day before Validus’ public announcement of delivery of the Initial Validus Offer to the board of directors of IPC, and June 11, 2009, the last practicable trading day for which information was available before first mailing of this supplement.

			Equivalent
			Validus
	Validus Common	IPC Common	Per-Share
	Share Close	Share Close	Amount

March 30, 2009	$24.91	$25.41	$31.73
June 11, 2009	$23.65	$27.45	$30.32

Equivalent per-share amounts are calculated by multiplying Validus per-share amounts by the Acquisition exchange ratio of 1.1234 and adding $3.75 in cash per IPC Share.

As of April 30, 2009, directors and executive officers of Validus (exclusive of those shareholders who Validus deems to be “qualified sponsors” (as defined in the proxy statement)) held and were entitled to vote approximately 1.76% of the outstanding Validus Shares. As of March 26, 2009, directors and executive officers of IPC held and were entitled to vote approximately 1.4% of the outstanding IPC Shares.

BACKGROUND OF THE ACQUISITION

The Background of the Acquisition section of the proxy statement is updated to add the following events.

On May 26, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders to approve the Scheme of Arrangement at the court-ordered IPC meeting.

On May 29, 2009, the Supreme Court of Bermuda issued its decision on Validus’ application filed on May 14, 2009 to convene a court-ordered meeting of IPC Shareholders to approve the Scheme of Arrangement. In the decision, the Court rejected IPC’s primary contention that the Court lacked jurisdiction to sanction the Scheme of Arrangement without approval of IPC’s board of directors, and found that the Scheme of Arrangement could be approved on behalf of IPC by its shareholders acting at the IPC special general meeting. The Court, however, determined not to exercise its discretion to order the court-ordered IPC meeting (at which the IPC shareholders may consider and vote on approval of the Scheme of Arrangement) in advance of the vote on the Proposed Max Amalgamation and evidence of IPC shareholder support for the Scheme of Arrangement and dismissed Validus’ application. Based on this decision, Validus is legally permitted to pursue the Scheme of Arrangement if IPC shareholders reject the Proposed Max Amalgamation at IPC’s annual general meeting on June 12, 2009 and it presents evidence of IPC shareholder support. However, there can be no assurance that the Court will exercise its discretion to convene such a meeting on the subsequent application by Validus to the Court.

On June 1, 2009, Validus amended the registration statement of which the Offer to Exchange is a part.

Also on June 1, 2009, Glass Lewis & Co. and Proxy Governance Inc. announced their recommendations that the IPC shareholders vote for the Proposed Max Amalgamation.

On June 2, 2009, RiskMetrics Group announced that, after conducting a comprehensive review of both the Validus Amalgamation Offer and the Proposed Max Amalgamation, it recommended that the IPC shareholders vote against the Proposed Max Amalgamation, and noted in its report that its analysis suggested that the terms of the Proposed Max Amalgamation as of such date, at least in terms of current valuation, did not maximize shareholder value.

On June 4, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders to approve the Scheme of Arrangement at the court-ordered IPC meeting.

On June 5, 2009, IPC reported in its Current Report on Form 8-K filed on June 5, 2009 that IPC, IPC Limited and Max entered into a waiver letter to the Max Amalgamation Agreement pursuant to which IPC has declared two special one time cash dividends for a total of $2.50 per IPC Share conditional on the occurrence of the effective time of the Max Amalgamation Agreement and subject to applicable law.

On June 8, 2009, Validus delivered an offer letter to IPC advising IPC of the increased economic terms of the Validus amalgamation Offer and containing an amendment to the Validus Amalgamation Agreement.

Also on June 8, 2009, Validus filed an investor presentation titled “Analysis of June 4, 2009 Waiver to Max/IPC Amalgamation Agreement” with the SEC.

On June 9, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board of directors had met on June 9, 2009 and stating IPC’s board of director’s recommendation that IPC shareholders reject the revised terms of the Exchange Offer and not tender their IPC Shares to Validus pursuant to the Exchange Offer.

Also on June 9, 2009, RiskMetrics Group reaffirmed its previous recommendation that IPC shareholders vote against the Proposed Max Amalgamation.

On June 10, 2009, Validus filed a supplement to its definitive proxy statement with the SEC seeking proxies from IPC shareholders to vote against the Proposed Max Amalgamation.

Also on June 10, 2009, Validus filed an investor presentation titled “Further Improved Superior Proposal for IPC Shareholders” with the SEC.

Also on June 10, 2009, Glass Lewis & Co. stated that its original recommendation that IPC shareholders vote for the Proposed Max Amalgamation remained unchanged.

On June 12, 2009, Validus amended the registration statement of which the Offer to Exchange is a part.

Also on June 12, 2009, Validus commenced mailing of its amendment to the Offer to Exchange.

Also on June 12, 2009, IPC did not obtain the requisite vote to approve the Proposed Max Amalgamation at its annual general shareholder meeting. Max thereafter announced the termination of the Max Amalgamation Agreement.

Also on June 12, 2009, Validus filed this supplement to the proxy statement with the SEC.

OPINION OF VALIDUS’ FINANCIAL ADVISOR

Validus’ board of directors received an oral opinion, subsequently confirmed in writing, from Greenhill that, based upon and subject to the various limitations and assumptions described in the written opinion, as of June 7, 2009, the consideration to be paid by Validus pursuant to the proposed Acquisition was fair, from a financial point of view, to Validus.

The full text of the written opinion of Greenhill, dated June 7, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex A to this supplement to the proxy statement and is incorporated herein by reference. Greenhill’s opinion is not a recommendation as to how Validus shareholders should vote with respect to the issuance of Validus Shares pursuant to the proposed Acquisition or any other matter. The summary of Greenhill’s opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. Validus shareholders are urged to read the opinion in its entirety.

In connection with rendering its opinion, Greenhill, among other things:

•	reviewed the Agreement and Plan of Amalgamation, dated as of March 31, 2009, and the Amendment thereto, dated as of May 18, 2009, executed by Validus and Validus Ltd. (in each case, not executed by IPC as of the date of the opinion) (together, for purposes of this section, the “Amalgamation Documents”);

•	reviewed the Form of the Scheme of Arrangement (the “Form of the Scheme of Arrangement”) included in the preliminary proxy statement on Amendment No. 2 to Schedule 14A filed by Validus with the SEC on June 4, 2009;

•	reviewed the preliminary prospectus and offer to exchange, dated June 1, 2009, and the related Letter of Transmittal (both together with the Amalgamation Documents and the Form of the Scheme of Arrangement, the “Transaction Documents”) included in Amendment No. 3 to the Registration Statement on Form S-4 filed by Validus with the SEC on June 1, 2009;

•	reviewed certain publicly available financial statements of IPC and Validus;

•	reviewed certain other publicly available business and financial information relating to IPC and Validus that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning Validus prepared by the management of Validus;

•	discussed the past and present operations and financial condition and the prospects of Validus with senior executives of Validus;

•	reviewed the historical market prices and trading activity for IPC Shares and Validus common shares and analyzed their implied valuation multiples;

•	compared the value of the consideration pursuant to the Acquisition with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the consideration pursuant to the Acquisition with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the consideration pursuant to the Acquisition with the relative contribution of IPC to the pro forma combined company based on a number of metrics that Greenhill deemed relevant; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Given the unsolicited nature of the proposed Acquisition, Greenhill’s review and analysis of IPC and its business and financial information were necessarily limited to information that was publicly available as of the date of the opinion. Greenhill did not review financial forecasts and other financial and operating data concerning IPC prepared by management of IPC or other non-public information regarding IPC, nor did Greenhill participate in discussions or negotiations among representatives of IPC and its legal or financial advisor and representatives of Validus or its legal advisor.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of Validus for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives and management of Validus that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that were furnished or otherwise provided to it, Greenhill assumed that such financial forecasts and projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Validus as to those matters, and Greenhill relied upon such financial forecasts and projections and other data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial forecasts and projections and other data or the assumptions upon which they were based. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of IPC, nor was Greenhill furnished with any such appraisals. Greenhill assumed, with the consent of Validus’ board of directors, that the Acquisition will be treated as a reorganization for United States federal income tax purposes. Greenhill assumed that the Acquisition will be consummated in accordance with the terms set forth in the applicable final (and fully executed, if applicable) Transaction Documents, which Greenhill further assumed will be identical in all material respects to the applicable draft (and form, as applicable) Transaction Documents that Greenhill reviewed, and without amendment or waiver of any material terms or conditions set forth in the applicable Transaction Documents. In addition, it was Greenhill’s understanding and Greenhill assumed that the Second Amendment would be executed by Validus and Validus Ltd. and would be delivered to IPC’s board of directors on June 8, 2009. In connection therewith, Greenhill assumed that the Second Amendment would provide for the amount of the consideration and otherwise would not contain any terms that would affect its opinion. Greenhill further assumed that all material governmental, regulatory and other consents, approvals and waivers necessary for the consummation of the applicable Acquisition will be obtained without any adverse effect on IPC, Validus, an Acquisition or the contemplated benefits of an Acquisition meaningful to Greenhill’s analysis. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, June 7, 2009. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Greenhill’s opinion was for the information of Validus’ board of directors and was not intended to be and is not a recommendation as to how Validus shareholders should vote with respect to the issuance of Validus Shares pursuant to an Acquisition or as to whether the Validus shareholders should take any other action at any meeting of the Validus shareholders convened in connection with an Acquisition or any other matter. Greenhill’s opinion did not address the underlying business decision of Validus to engage in the Acquisition or the relative merits of the Acquisition as compared to any other alternative strategies that might exist for Validus, and as such was not intended to be and did not constitute a recommendation to Validus’ board of directors as to whether they should approve the proposed Acquisition, the documents in connection therewith or any related matters. Greenhill did not express an opinion as to any aspect of the proposed Acquisition, other than the fairness, from a financial point of view, to Validus of the consideration to be paid by Validus pursuant to the Acquisition. In particular, Greenhill did not express any opinion as to the prices at which Validus common shares will trade at any future time. Greenhill further did not express any opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Validus, or any class of such persons relative to the consideration pursuant to the Acquisition or with respect to the fairness of any such compensation.

Summary of Greenhill’s Financial Analyses

The following is a summary of the material financial analyses provided by Greenhill to Validus’ board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses as set forth below represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses.

Exchange Ratio Analysis

Greenhill calculated the historical range and average of exchange ratios (the price of an IPC common share divided by the price of a Validus common share). Using the daily closing prices of Validus common shares and IPC Shares, the low, high and average exchange ratios for the three-month, six-month and twelve-month periods ending on June 5, 2009 are set forth in the table below. The percent premium that the consideration pursuant to the Acquisition represents over the average exchange ratios for each period is set forth in the table below.

	Low		Average		High		Premium(1)

June 5, 2009	—		—		—		9.8%
Previous 3 Months	0.960	x	1.101	x	1.180	x	16.6%
Previous 6 Months	0.930	x	1.127	x	1.300	x	13.7%
Previous 12 Months	0.930	x	1.227	x	1.560	x	5.7%

(1)	Calculated as the premium of $3.75 plus 1.1234 times the average daily closing price of Validus common shares in the period over the average daily closing price of IPC Shares in the period.

Transaction Multiple Analysis

Greenhill calculated the multiple of a range of assumed offer values per IPC Share to several operating metrics for calendar years 2009 and 2010, including estimated earnings per share based upon mean estimates obtained from Institutional Brokers Estimate System, which we refer to as IBES. The calculations were based upon IPC Shares outstanding as of March 31, 2009 on a fully diluted basis. This analysis indicated the following multiples:

Assumed
Value per	2009E P/E	2010E P/E	Price/Book	Price/Tangible
IPC Share	IBES Estimate	IBES Estimate	Value(1)	Book Value(1)

$29.92	6.1x	6.2x	0.91x	0.91x
$30.42	6.2x	6.3x	0.93x	0.93x
$30.92	6.3x	6.4x	0.94x	0.94x
$31.42	6.4x	6.5x	0.96x	0.96x
$31.92	6.5x	6.6x	0.97x	0.97x
$32.42	6.6x	6.7x	0.99x	0.99x
$32.92	6.7x	6.8x	1.00x	1.00x
$33.42	6.8x	6.9x	1.02x	1.02x
$33.92	6.9x	7.0x	1.03x	1.03x

(1)	Book value per IPC common share is calculated as of March 31, 2009 and is based upon 55,948,821 IPC common shares outstanding, 526,000 options outstanding and 493,000 unvested restricted stock units, restricted common shares and performance share units.

Dividend Discount Analysis

Greenhill performed a dividend discount analysis of IPC to determine a range of implied present values per IPC common share assuming that IPC continues to operate as a stand-alone company. This range was determined by adding the present value of the estimated future excess capital of IPC available to be dividended in each period and the present value of the estimated terminal value of IPC Shares. To estimate present values, Greenhill discounted the estimated future excess capital of IPC available to be dividended in each period through 2013 and the estimated terminal value of IPC Shares by a range of discount rates that take into account risk, the opportunity cost of capital, expected returns and other appropriate factors.

In connection with this analysis, Greenhill utilized 5-year net income and revenue projections based on IBES estimates for 2009 and 2010, extrapolated by Greenhill to 2013. In calculating these extrapolations, Greenhill assumed, among other things, a 4.0% return on total assets, with projections based on an assumed total assets to total equity ratio of 1.30x, and a net premiums written to total equity ratio of 0.20x. In addition, Greenhill assumed that

493,000 unvested restricted shares of IPC would vest at the end of 2009, and that IPC would continue to pay an aggregate annual dividend equal to $0.88 per IPC common share throughout the 5-year projection period.

Greenhill then calculated a range of implied present values per IPC common share by applying:

•	a range of terminal multiples of 0.70x to 0.90x to year 2013 estimated book value of IPC Shares; and

•	a range of discount rates of 9.0% to 11.0% to each of the estimated future excess capital of IPC available to be dividended in each period through 2013 and the estimated terminal value of IPC Shares.

This analysis resulted in a range of implied present values per IPC common share from $26.67 to $36.09.

Comparable Company Analysis

Greenhill reviewed and compared specific financial multiples, ratios and operating statistics of IPC to corresponding financial multiples, ratios and operating statistics for selected publicly traded reinsurance companies and compared the trading value of IPC to the trading values of the selected companies. The companies chosen by Greenhill were:

•	ACE Limited

•	Allied World Assurance Company Holdings Ltd

•	Arch Capital Group Ltd.

•	Aspen Insurance Holdings Limited

•	Axis Capital Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	Everest Re Group, Ltd.

•	Flagstone Reinsurance Holdings Limited

•	Greenlight Capital Re, Ltd.

•	IPC Holdings, Ltd.

•	Max Capital Group Ltd.

•	Montpelier Re Holdings, Ltd.

•	Munich Re Group

•	Odyssey Re Holdings Corp.

•	PARIS RE Holdings Limited

•	PartnerRe Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	RenaissanceRe Holdings Ltd.

•	Swiss Reinsurance Company Ltd.

•	TransAtlantic Holdings, Inc.

•	XL Capital Ltd

For each of the companies identified above, Greenhill calculated and compared various financial multiples, ratios and operating statistics based on publicly available financial data and closing share prices as of June 5, 2009.

Although none of the companies are directly comparable to IPC (other than IPC), Greenhill selected these companies because they had publicly traded equity securities and were deemed to be similar to IPC in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. This analysis indicated the following mean and median trading multiples for the selected companies:

			Price/
	Price/		Tangible Book		Price/EPS		Price/
	Book Value		Value		2009E		EPS 2010E

Mean	0.91	x	1.00	x	6.9	x	6.8	x
Median	0.87	x	0.95	x	6.2	x	6.2	x

Greenhill then applied a range of selected multiples derived from the selected companies to corresponding financial data of IPC for the corresponding periods. This analysis indicated the following ranges of implied equity value and per share value for IPC:

Implied per
Statistic	Share Value(2)

2009E Net Income(1)	$26.54 - $33.78
2010E Net Income(1)	$26.06 - $33.16
Book Value	$27.60 - $30.84
Tangible Book Value	$27.60 - $30.84

(1)	Estimates are mean IBES.

(2)	Based upon 55,948,821 IPC common shares outstanding, 526,000 options outstanding and 493,000 unvested restricted stock units, restricted common shares and performance share units.

Precedent Transaction Analysis

Global Reinsurance Transactions. Using publicly available information, Greenhill analyzed selected merger and acquisition transactions with transaction values over $100 million in the global reinsurance industry beginning in February 1999. The following table identifies the global reinsurance transactions reviewed by Greenhill in this analysis:

Announcement Date	Target	Acquiror

August 4, 2008	CastlePoint Holdings, Ltd.	Tower Group, Inc.
January 7, 2008	Helicon Re Holdings, Ltd.	White Mountains Insurance Group, Ltd.
November 5, 2007	PXRE Reinsurance Company	TAWA plc
December 9, 2003	ABB Insurance Holding Sweden AB (Sirius International Group)	White Mountains Insurance Group, Ltd.
October 24, 2003	ERC Life Reinsurance Corporation	Scottish Re Group Limited
December 19, 1999	LaSalle Re Holdings Limited	Trenwick Group Inc.
August 15, 1999	Terra Nova (Bermuda) Holdings Ltd.	Markel Corporation
June 21, 1999	Chartwell Re Corporation	Trenwick Group Inc.
May 27, 1999	Capital Re Corporation	ACE Limited
February 15, 1999	NAC Re Corp.	XL Capital Ltd.

For the selected global reinsurance transactions, to the extent this information was available, Greenhill calculated the multiples implied by each transaction relative to a number of metrics, including the target company’s book value and tangible book value at the time of such transaction. This analysis indicated the following mean and median multiples for the selected global reinsurance transactions:

GAAP Multiples
Tangible
	Book Value	Book Value

Mean	0.99x	1.03x
Median	0.95x	0.96x

Greenhill then applied a range of selected multiples derived from the selected global reinsurance transactions to corresponding financial data of IPC for the corresponding date. This analysis indicated the following ranges of implied equity value and per share value for IPC:

Implied per
Statistic	Share Value(1)

Book Value	$29.22 - $38.96
Tangible Book Value	$29.22 - $38.96

(1)	Based upon 55,948,821 IPC common shares outstanding, 526,000 options outstanding and 493,000 unvested restricted stock units, restricted common shares and performance share units.

Premiums Paid Analysis. Greenhill analyzed the premiums paid in stock-for-stock and part cash, part stock acquisition transactions since May 2004 with a transaction value of between $500 million and $5 billion. Greenhill calculated, for each of these transactions, the premium of the transaction consideration over the historical closing prices for each of the one-day, one-week and one-month periods prior to announcement of such transaction. Greenhill then applied the medians and ranges of such premiums, shown in the table below, to corresponding closing prices per IPC Share, using the day immediately prior to the announcement of IPC’s proposed merger with Max as the corresponding announcement date. This analysis indicated a range of implied values per IPC Share shown below:

Implied per
Timing	Premium Range	Share Value

One Day Prior	14.0% - 25.0%	$28.97 - $31.76
One Week Prior	15.0% - 25.0%	$32.20 - $35.00
One Month Prior	16.0% - 25.0%	$29.77 - $32.08

It should be noted that no transaction utilized in the analyses above is identical to the proposed Acquisition. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the premiums and multiples in these transactions to which the proposed Acquisition is being compared.

Book Value Growth Analysis

Using IPC book value as of March 31, 2009, based on IPC’s public filings, and mean Bloomberg estimates of IPC book value through the end of year 2009, Greenhill calculated the implied price to book value multiple that a range of assumed offer values per IPC Share would represent at the end of each quarter set forth in the table below. This analysis indicated that due to IPC’s projected book value growth, the implied price to book value multiple would decrease over time, as illustrated below:

Assumed	March 31,	June 30,	September 30,	December 31,
per Share Value	2009	2009	2009	2009

$29.92	0.913x	0.877x	0.864x	0.837x
$30.42	0.928x	0.891x	0.879x	0.851x
$30.92	0.943x	0.906x	0.893x	0.865x
$31.42	0.958x	0.920x	0.908x	0.879x
$31.92	0.974x	0.935x	0.922x	0.893x
$32.42	0.989x	0.950x	0.937x	0.907x
$32.92	1.004x	0.964x	0.951x	0.921x
$32.42	1.019x	0.979x	0.966x	0.935x
$33.92	1.034x	0.994x	0.980x	0.949x

Pro Forma Combined Company Analysis

Greenhill analyzed certain financial data on a pro forma basis for IPC and Validus as a combined company following the Acquisition. Greenhill based its analyses on publicly available information and information and projections provided by Validus as described above.

Greenhill compared, among other things, the book value per share, tangible book value per share and projected earnings per share for Validus on a standalone basis and for the pro forma combined company. Greenhill then analyzed the accretive or dilutive effects of the Acquisition to Validus shareholders for a range of assumed levels of total consideration per IPC share. This analysis indicated the following accretive or dilutive effects:

Assumed Total	Accretion/(Dilution)
Consideration			Book Value	Tangible Book
per IPC Share	2009E EPS	2010E EPS	Per Share	Value per Share

$29.92	(4.2)%	(6.8)%	1.2%	4.2%
$30.42	(4.4)%	(7.0)%	0.5%	3.4%
$30.92	(4.6)%	(7.1)%	(0.3)%	2.6%
$31.42	(4.7)%	(7.3)%	(1.0)%	1.8%
$31.92	(4.9)%	(7.4)%	(1.8)%	1.0%
$32.42	(5.0)%	(7.6)%	(2.5)%	0.2%
$32.92	(5.2)%	(7.7)%	(3.0)%	(0.6)%
$33.42	(5.3)%	(7.9)%	(3.0)%	(1.4)%
$33.92	(5.5)%	(8.0)%	(3.0)%	(2.1)%

In addition, Greenhill analyzed the pro forma combined company’s business lines, investment portfolio, balance sheet and capital base relative to each of Validus and IPC on a standalone basis. Further, Greenhill conducted a comparison regarding the pro forma combined company’s equity as of March 31, 2009 relative to certain of its peers and each of Validus and IPC on a standalone basis. Greenhill also performed a contribution analysis of the relative contributions of each of Validus and IPC with respect to the pro forma combined company’s balance sheet, gross written premiums and other items.

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors it considered and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, the summary set forth above and the analyses of Greenhill must be considered as a whole and selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying Greenhill’s analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company (other than IPC) or transaction used in Greenhill’s analysis as a comparison is directly comparable to IPC, Validus or the contemplated transaction. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Validus or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

Greenhill’s opinion and analyses were provided to Validus’ board of directors in connection with its consideration of the proposed Acquisition and were among many factors considered by Validus’ board of directors in evaluating the proposed Acquisition. While Greenhill provided advice to Validus during this process, it did not recommend any specific amount of consideration to Validus or Validus’ board of directors or that any specific amount of consideration would constitute the only appropriate consideration for the proposed Acquisition. Neither Greenhill’s opinion nor its analyses should be viewed as determinative of the consideration or the views of Validus’ board of directors with respect to the proposed Acquisition.

Engagement of Greenhill

Validus selected Greenhill as its financial advisor in connection with the proposed Acquisition based on its qualifications and expertise in providing financial advice to acquirors, target companies and their respective boards of directors in merger and acquisition transactions. Greenhill will receive an aggregate fee of $10.0 million for their services rendered in connection with the Acquisition, $2.75 million of which has already been paid and $7.25 million (less the fee for Greenhill’s service as dealer manager in connection with the Exchange Offer described below) of which is contingent on the consummation of the Acquisition or entry into a definitive agreement that subsequently results in a transaction. In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates for certain liabilities arising out of its engagement, including liabilities under the U.S. federal securities laws.

During the two years preceding the date of its opinion, Greenhill was not previously engaged by, did not perform any services for, and did not receive any compensation from, Validus or any other parties to the Amalgamation Agreement (other than any amounts that were paid to Greenhill under its engagement as financial advisor in connection with the proposed Acquisition and as dealer manager in connection with the Exchange Offer). As of the date of Greenhill’s opinion, four merchant banking funds affiliated with Greenhill owned an aggregate of 2,571,427 Validus Shares, and certain employees of Greenhill and its affiliates had interests in one or more of such funds.

Annex A

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

June 7, 2009

Board of Directors
Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton, Bermuda HM 11

Members of the Board of Directors:

We understand that Validus Holdings, Ltd. (the “Parent”) proposes to acquire IPC Holdings, Ltd. (the “Company”) and that such acquisition is proposed by three methods with equal Consideration (as defined below) to be paid by the Parent and would ultimately be consummated by one of such methods. The Parent (i) proposes the amalgamation (the “Amalgamation”) of the Company with Validus Ltd., a wholly owned subsidiary of the Parent (the “Amalgamation Subsidiary”), in furtherance of which the Parent will execute and deliver to the Company an Amendment No. 2 (the “Second Amendment”) to the Agreement and Plan of Amalgamation dated as of March 31, 2009 (the “March Agreement”), as amended by the Amendment thereto dated as of May 18, 2009 (the “First Amendment” and, together with the March Agreement and the Second Amendment, the “Amalgamation Agreement”) that would provide, among other things, for the Amalgamation, (ii) proposes a scheme of arrangement (the “Scheme of Arrangement”) under Bermuda law pursuant to which the Parent would acquire each issued and outstanding common share, par value $0.01 per share, of the Company (the “Company Common Shares”) and (iii) has commenced an exchange offer for all of the Company Common Shares (the “Exchange Offer” and, together with the Amalgamation and the Scheme of Arrangement, in each case reflecting the Consideration, an “Acquisition”). In the proposed Acquisition, each Company Common Share, other than Company Common Shares that are owned by the Parent or any of its subsidiaries and, as applicable, dissenting or appraisal seeking shares, would be cancelled and converted into, or exchanged for, the right to receive (x) 1.1234 voting common shares, par value $0.175 per share, of the Parent (the “Parent Common Shares”) and (y) $3.75 in cash, without interest ((x) and (y), together with any cash paid in lieu of fractional Parent Common Shares in accordance with the terms of the Acquisition, the “Consideration”). The terms and conditions of (1) the Amalgamation are more fully set forth in the Amalgamation Agreement, (2) the Scheme of Arrangement are more fully set forth in the Form of the Scheme of Arrangement (the “Form of the Scheme of Arrangement”) included in the preliminary proxy statement on Amendment No. 2 to Schedule 14A filed by the Parent with United States Securities and Exchange Commission (the “SEC”) on June 4, 2009 and (3) the Exchange Offer are more fully set forth in the preliminary prospectus and offer to exchange dated June 1, 2009 (the “Exchange Offer Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement on Form S-4 filed by the Parent with the SEC on June 1, 2009 (the “Exchange Offer Registration Statement”) (except, in the case of each of the Scheme of Arrangement and Exchange Offer, in respect of the terms of the consideration, which terms we understand will be amended to reflect the Consideration).

The Company, IPC Limited, a wholly owned subsidiary of the Company, and Max Capital Group Ltd. entered into an Agreement and Plan of Amalgamation, dated as of March 1, 2009, an amendment thereto dated as of March 5, 2009 and a waiver in respect of certain provisions thereof dated June 4, 2009.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be paid by the Parent pursuant to the proposed Acquisition is fair, from a financial point of view, to the Parent.

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For purposes of the opinion set forth herein, we have:

1. reviewed the March Agreement and the First Amendment executed by the Parent and the Amalgamation Subsidiary (but, in each case, not executed by the Company as of the date hereof, we understand) (together, the “Amalgamation Documents”);

2. reviewed the Form of the Scheme of Arrangement;

3. reviewed the Exchange Offer Preliminary Prospectus and the related Letter of Transmittal (together with the Amalgamation Documents and the Form of the Scheme of Arrangement, the “Transaction Documents”);

4. reviewed certain publicly available financial statements of the Company and Parent;

5. reviewed certain other publicly available business and financial information relating to the Company and the Parent that we deemed relevant;

6. reviewed certain information, including financial forecasts and other financial and operating data concerning the Parent prepared by the management of the Parent;

7. discussed the past and present operations and financial condition and the prospects of the Parent with senior executives of the Parent;

8. reviewed the historical market prices and trading activity for the Company Common Shares and the Parent Common Shares and analyzed their implied valuation multiples;

9. compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

10. compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

11. compared the value of the Consideration with the relative contribution of the Company to the pro forma combined company based on a number of metrics that we deemed relevant; and

12. performed such other analyses and considered such other factors as we deemed appropriate.

However, given the unsolicited nature of the proposed Acquisition, our review and analysis of the Company and its business and financial information are necessarily limited to information that is publicly available as of the date hereof. We have not reviewed financial forecasts and other financial and operating data concerning the Company prepared by management of the Company or other non-public information regarding the Company, nor have we participated in discussions or negotiations among representatives of the Company and its legal or financial advisor and representatives of the Parent or its legal advisor.

In giving our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such financial forecasts and projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Parent as to those matters, and we have relied upon such financial forecasts and projections and other data in arriving at our opinion. We express no opinion with respect to such financial forecasts and projections and other data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed, with your consent, that the Acquisition will be treated as a reorganization for United States federal income tax purposes. We have assumed that the Acquisition will be consummated in accordance with the terms set forth in the applicable final (and fully executed, if applicable) Transaction Documents, which we have further assumed will be identical in all material respects to the applicable draft (and form, as applicable) Transaction Documents we have reviewed, and without amendment or waiver of any material terms or conditions set forth in the applicable Transaction Documents. In addition, it is our understanding and we have assumed that the Second

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Amendment will be executed by the Parent and the Amalgamation Subsidiary and will be delivered to the Company’s board of directors on June 8, 2009. In connection therewith, we assume that the Second Amendment will provide for the amount of the Consideration and otherwise will not contain any terms that would affect our opinion. We have further assumed that all material governmental, regulatory and other consents, approvals and waivers necessary for the consummation of the applicable Acquisition will be obtained without any adverse effect on the Company, the Parent, an Acquisition or the contemplated benefits of an Acquisition meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Parent (the “Board”) in connection with the proposed Acquisition and will receive a fee for services rendered in connection with the proposed Acquisition, a portion of which has been paid and the remainder of which is contingent on the consummation of an Acquisition. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion, we have not been engaged by, performed any services for or received any compensation from the Parent or any other parties to the Amalgamation (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Parent in connection with the Amalgamation and the agreement by which we were retained as dealer manager for the Parent in connection with the Exchange Offer). As of the date of this opinion, four merchant banking funds affiliated with Greenhill & Co., LLC owned an aggregate of 2,571,427 Parent Common Shares, and certain employees of Greenhill & Co., LLC and its affiliates have interests in one or more of such funds.

It is understood that this letter is for the information of the Board, and is rendered to the Board in connection with its consideration of the proposed Acquisition and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the shareholders of the Parent in connection with an Acquisition. We are not expressing an opinion as to any aspect of the proposed Acquisition, other than the fairness, from a financial point of view, to the Parent of the Consideration to be paid by the Parent pursuant to the proposed Acquisition. In particular, we express no opinion as to the prices at which the Parent Common Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Parent, or any class of such persons relative to the Consideration or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion does not address the underlying business decision of the Parent to engage in the Acquisition or the relative merits of the Acquisition as compared to any other alternative business strategies that might exist for the Parent and as such is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the proposed Acquisition, the documents in connection therewith or any related matters. In addition, this opinion is not intended to be and does not constitute a recommendation as to whether the shareholders of the Parent should approve the issuance of the Parent Common Shares in an Acquisition or take any other action at any meeting of the shareholders of the Parent convened in connection with an Acquisition. This opinion supersedes our opinion to you dated May 17, 2009.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be paid by the Parent pursuant to the proposed Acquisition is fair, from a financial point of view, to the Parent.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Robert F. Greenhill
Robert F. Greenhill
Managing Director

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